INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-88045 of Lincoln Benefit Life Company (the "Company") on Form S-3 of our report dated February 20, 2002 relating to the financial statements and the related financial statement schedule of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2001, to its use in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the Company), which is part of Registration Statement No. 333-82427 of Lincoln Benefit Life Variable Annuity Account (the "Account"), to the use of our report dated March 8, 2002 relating to the financial statements of the Account also appearing in such Statement of Additional Information and to the references to us under the heading "Experts" in such Statement of Additional Information.




/s/ Deloitte & Touche LLP
Chicago, Illinois
April 22, 2002